Form NSAR
Q770 Transaction effected Pursuant to Rule 10f3
Fidelity Rutland Square Trust II

Fund Name	Strategic Advisers Small-Mid Cap Multi-Manager Fund
Date of Offering	08/04/2016
Purchase Date	08/04/2016
Settlement Date	08/09/2016
Security Name	First Hawaiian Inc (FHB) IPO
CUSIP	32051X108
Offering Price (per share/par, USD$)	$23.00
Purchase Price (per share/par, USD$)	$23.00
Shares/Par Purchased	500.000
Compensation Paid to Underwriters (USD$)	$1.0350
Total Paid by Fund (including fees, USD$)	$11,500.00
Class Size	21,086,957.000
Allocation to Fund (as % of Class)	0.0024%
Affiliated Underwriter	JPMorgan Securities
Underwriter Purchased From:	BofA Merrill Lynch
Underwriting Members: (1)	Goldman Sachs
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	BNP Paribas
Underwriting Members: (4)	Barclays
Underwriting Members: (5)	Credit Suisse
Underwriting Members: (6)	Deutsche Bank
Underwriting Members: (7)	JPMorgan Securities
Underwriting Members: (8)	Citigroup
Underwriting Members: (9)	Morgan Stanley
Underwriting Members: (10)	UBS Investment Bank
Underwriting Members: (11)	BBVA
Underwriting Members: (12)	Commerzbank
Underwriting Members: (13)	HSBC
Underwriting Members: (14)	ING
Underwriting Members: (15)	Keefe, Bruyette & Woods, A Stifel Company
Underwriting Members: (16)	Banco Santander
Underwriting Members: (17)	Wells Fargo Securities